Exhibit 99.1

Media Contact	Investor Relations

Vicki Contavespi	David Burke / Jeffrey Goldberger
T+ 1.570.209.7600	T+ 1.212.896.1258 / 1.212.896.1249
vicki.contavespi@icxt.com	dburke@kcsa.com / jgoldberger@kcsa.com

ICX TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2007 RESULTS

Record fourth quarter and year-end revenue;

Revenue increase of 45% and 51% for the fourth quarter and year-end, respectively

Arlington, Virginia, March 13, 2008 – ICx Technologies, Inc. (Nasdaq GS: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, announced today its operating and financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter Financials

For the fourth quarter ended December 31, 2007, the Company reported revenue of $41.5 million, a 45% increase from $28.6 million for the fourth quarter ended December 31, 2006. Gross profit for the fourth quarter was 48.5%, compared to 46.1% for the same period last year.

Net loss for the quarter was ($6.6) million, compared to a net loss of ($89.7) million for the fourth quarter of 2006, which included a goodwill impairment charge of $66 million.

For the fourth quarter of 2007, general and administrative expenses were $11.7 million, or 28% of revenue, compared to $11 million, or 38.6% of revenue, for the fourth quarter of 2006. Sales and marketing expenses were $7.1 million, or 17% of revenue, compared to $5.3 million, or 18.7% of revenue for the comparable period of 2006. Research and development expenses were $5.9 million, or 14.3% of revenue, compared to $4.0 million, or 13.9% of revenue, for the fourth quarter of 2006.

Adjusted EBITDA loss for the fourth quarter of 2007 was ($2.3) million, compared to a loss of ($5.3) million for the fourth quarter of 2006. The fourth quarter 2007 loss, although down year over year, was greater than expected due to accelerated investments in research and development and sales and marketing, as well as higher than expected general and administrative expenses. A non-GAAP financial measure, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, minus non-cash equity compensation.

Commenting on the fourth quarter of 2007, Hans Kobler, President and Chief Executive Officer of ICx, said, “The fourth quarter was a very successful period for ICx. Based on new product introductions and strong demand for our detection sensors we achieved record revenues. In addition, we made some positive inroads with new customers during the quarter that have the potential to become significant long-term customers. Finally, we successfully completed our Initial Public Offering, raising almost $80 million to support the execution of our growth strategy.”

Discussion of Fourth Quarter Results by Business Segment

Detection

In the Detection segment, for the fourth quarter of 2007, the Company reported revenue of $22.9 million, a 74% increase compared to $13.2 million for the fourth quarter of 2006. Revenue in Detection consisted of $16.9 million from product sales, $5.2 million from contract research and development and $0.9 million from maintenance, service and other revenue. Gross profit in Detection for the quarter increased to 48.7%, up from 41.7% for the fourth quarter of 2006.

Highlights:

•	$6.3 million order from the United States Army for Fido explosive detectors primarily for use by the US forces deployed in Iraq

•	Three contracts, totaling $3.3 million, with the United States Department of Defense for Fido explosive detectors

•	Initial contract from Transportation Security Administration for 200 PaxPoint liquid explosive detectors for use in airports

Surveillance

In the Surveillance segment, for the fourth quarter of 2007, the Company reported revenue of $13.4 million, compared to $10.2 million for the fourth quarter of 2006, an increase of 31%. Revenue in Surveillance consisted of $11.9 million from product sales, $1.1 million from contract research and development and $0.4 million coming from maintenance, service and other revenue. Gross profit in Surveillance for the quarter was 52.5%, compared to 53.1% for the fourth quarter of 2006.

Highlights:

•	United States Army contract awarded to enhance Cerberus Integrated Border Security Sensor Platform

•	High resolution perimeter security radar was selected by Boeing to be part of its SBInet Program with the United States Department of Homeland Security

•	Unveiled Perimeter Surveillance Radar model STS-1400, which can detect personnel and vehicles at up to 1400 meters

Solutions

In the Solutions segment, for the fourth quarter of 2007, the Company reported revenue of $5.2 million, which was flat as compared to the fourth quarter of 2006. Revenue in Solutions segment consisted in $2.4 million from product sales and $2.8 million from maintenance, service and other revenue. Gross profit in Solutions for the quarter decreased to 37.1%, compared to 43.3% for the fourth quarter of 2006.

Highlights:

•	Introduced CommandSpace, an integrated approach to delivering surveillance and detection solutions for perimeter surveillance

•	Launched SafeAir, a real-time integrated system for detection of chemical, biological and radiological threats in buildings

Year-End Financials

For the year ended December 31, 2007, the Company’s revenue grew by 51% to $136.2 million, compared to $90.2 million for the year ended December 31, 2006. Gross profit for the year increased to 45.5% from 44.5% for the same period last year.

Net loss for the year was ($29.9) million, compared to a loss of ($127.5) million for the year ended December 31, 2006. The loss in 2006 included the previously mentioned goodwill impairment charge of $66 million.

Adjusted EBITDA loss for the year improved to ($16.0) million, compared to a loss of ($23.8) million for the year ended December 31, 2006. The improvement in Adjusted EBITDA was the result of strong revenue growth throughout the year.

Mr. Kobler concluded, “2007 was our most successful year ever. We accelerated our growth, introduced several promising new sensor technologies, continued to solidify our integrated operating platform and we raised capital to support our growth strategy. Moving into 2008, we are confident that the market will continue to demand better technologies and we believe we are well positioned to exploit this opportunity. We expect strong top-line growth in 2008 and will support this growth with continued investments in R&D and an increased focus on building out our indirect sales channel.”

Guidance

The following guidance is based on current expectations. These statements are forward-looking and actual results may differ materially. The Company provides the following guidance with respect to the year ending December 31, 2008 and the first quarter ending March 31, 2008 (Please note that going forward, ICx will not be providing quarterly guidance):

FY 2008

Revenue: $177 - $184 million

Adjusted EBITDA Loss: ($2) – ($7) million

Q1 2008

Revenue: $30 - $32 million

Adjusted EBITDA Loss: ($6) – ($8) million

Conference Call

ICx Technologies, Inc. will host a conference call and webcast regarding this release on Thursday, March 13, 2008, at 4:30 p.m. (EST). Participants should call 888-868-9083 (United States/Canada) or 973-935-8512 (International) and request the ICx Technologies call or utilize the confirmation code 37009060. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 800-642-1687 (United States/Canada) or 706-645-9291 (International) and enter confirmation code 37009060. The recording will be available from 6:00 p.m. (EST) on Thursday, March 13, 2008 through Thursday, March 20, 2008 at 11:59 p.m. (EST). A live broadcast of the earnings conference call will also be available via the Internet at http://www.ICXT.com in the ‘Events & Presentations’ section under ‘Investor Relations’. The webcast will be archived on the site for 60 days.

About ICx Technologies, Inc.

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. By leveraging our technical expertise, ICx pioneers the integration of these advanced sensors into effective security and commercial solutions.

Safe-Harbor Statement

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the Company’s revenues and Adjusted EBITDA for the first quarter ending March 31, 2008 and fiscal 2008; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, demand for the Company’s products and services; the ability of the Company to successfully develop and expand its products, services, technologies and markets; the ability of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; changes in U.S. government funding levels to purchase the Company’s products and services; the ability of the Company to sell its products to original equipment manufacturers, prime contractors and system integrators; seasonality; competition; the ability of the Company to develop innovative products; the ability of the Company to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts and relationships, including contracts with the U.S. government; general economic, market and business conditions, uncertainties and other factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Use of Non-GAAP Financial Measures

In evaluating its business, ICx considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, minus non-cash equity compensation. ICx uses Adjusted EBITDA as a supplemental measure to review and assess its operating performance. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than ICx, limiting their usefulness as comparative tools. ICx compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

(Financial Charts to Follow)

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ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Net Loss

(Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Product revenues	$31,210	$20,617	$90,917	$59,341
Contract research and development revenues	6,216	5,965	31,001	25,694
Maintenance, service and other revenues	4,116	1,996	14,244	5,125

	41,542	28,578	136,162	90,160

Cost of revenues:
Cost of product revenues	13,935	10,504	42,993	31,329
Cost of contract research and development revenues	3,740	3,653	20,943	15,840
Cost of maintenance, service and other revenues	3,737	1,249	10,261	2,843

	21,412	15,406	74,197	50,012

	20,130	13,172	61,965	40,148

Operating expenses:
General and administrative	11,713	11,027	39,786	37,745
Sales and marketing	7,063	5,346	24,066	17,679
Research and development	5,928	3,980	20,619	14,501
Goodwill impairment loss	—	66,043	—	66,043
Depreciation and amortization	3,612	3,673	13,852	17,236

	28,316	90,069	98,323	153,204

Operating loss	(8,186)	(76,897)	(36,358)	(113,056)

Other income (expense):
Interest income	384	60	833	371
Interest expense	(184)	(78)	(639)	(372)
Other, net	(510)	942	(382)	1,039

	(310)	924	(188)	1,038

Loss before income taxes	(8,495)	(75,972)	(36,545)	(112,018)
Income tax expense (benefit)	(207)	(65)	(1,114)	(295)

Loss from continuing operations	$(8,288)	$(75,907)	$(35,431)	$(111,723)
Income (loss) on discontinued operations, net of tax	—	(13,782)	(1,302)	(18,903)
Gain on sale of discontinued operations, net of tax	1,678	—	6,821	3,137

Net loss	$(6,610)	$(89,689)	$(29,912)	$(127,489)

Less: Preferred stock dividends including accretion	1,018	2,442	8,402	9,480

Net loss attributable to common stockholders	$(7,628)	$(92,131)	$(38,314)	$(136,969)

Net loss per common share
Basic and diluted	$(0.32)	(9.91)	$(2.85)	$(14.94)

Reconciliation of Non-GAAP Measure:
Net loss	$(6,610)	$(89,689)	$(29,912)	$(127,489)
Add (subtract)
(Gain) loss from discontinued operations	(1,678)	13,782	(5,519)	15,766
Income tax expense (benefit)	(207)	(65)	(1,114)	(295)
Interest income	(384)	(60)	(833)	(371)
Interest expense	184	78	639	372
Depreciation and amortization	3,612	3,673	13,852	17,236
Goodwill impairment loss	—	66,043	—	66,043
Non-cash compensation	2,772	897	6,882	4,901

Adjusted EBITDA	$(2,311)	$(5,341)	$(16,005)	$(23,837)

ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Balance Sheets

December 31, 2007 and 2006

(Unaudited)

(dollars in thousands)

	2007	2006
Assets
Current assets:
Cash and cash equivalents	$64,636	$7,236
Trade accounts receivable, net	30,724	22,461
Inventories	18,305	13,711
Other current assets	12,820	15,574

Total current assets	126,485	58,982
Property, plant and equipment, net	9,526	6,209
Goodwill and intangibles, net	93,794	99,910
Other noncurrent assets	2,025	19,147

Total assets	$231,830	$184,248

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$31,031	$31,672
Noncurrent liabilities	2,395	6,351

Total liabilities	33,426	38,023

Series A Convertible Redeemable Preferred Stock	—	197,732

Total stockholders’ equity (deficit)	198,404	(51,507)

Total liabilities and stockholders’ equity (deficit)	$231,830	$184,248

ICx TECHNOLOGIES, INC. AND SUBSIDIARIES

Selected Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended December 31,		Twelve Months December 31,
	2007	2006	2007	2006
Surveillance
Product revenue	$11,908	$9,110	$34,339	$27,047
Gross profit %	54.1%	54.5%	49.1%	48.4%
Contract research and development revenue	1,064	838	3,574	3,996
Gross profit %	39.4%	45.2%	41.7%	41.2%
Maintenance, service and other revenue	415	262	2,405	946
Gross profit %	37.8%	31.2%	43.4%	31.2%

Total revenue	$13,387	$10,210	$40,318	$31,989
Gross profit %	52.5%	53.1%	48.1%	47.0%

Detection
Product revenue	$16,852	$8,072	$48,819	$21,538
Gross profit %	56.6%	44.8%	55.6%	47.8%
Contract research and development revenue	5,152	5,127	27,427	21,698
Gross profit %	39.9%	37.7%	31.2%	37.8%
Maintenance, service and other revenue	918	(41)	913	(13)

Total revenue	$22,922	$13,158	$77,159	$43,223
Gross profit %	48.7%	41.7%	45.8%	42.9%

Solutions
Product revenue	$2,449	$3,435	$7,759	$10,755
Gross profit %	52.8%	44.6%	50.7%	43.1%
Maintenance, service and other revenue	2,784	1,775	10,925	4,192
Gross profit %	23.2%	40.8%	30.1%	46.0%

Total revenue	$5,233	$5,210	$18,684	$14,947
Gross profit %	37.1%	43.3%	38.7%	43.9%